EXHIBIT 99


             Indiana Signs New eGovernment Portal Contract with NIC


    INDIANAPOLIS--(BUSINESS WIRE)--July 12, 2006--The state of Indiana has signed a new long-term contract with Indiana Interactive to develop and maintain its official eGovernment portal (www.IN.gov). The contract includes an initial four-year term and renewal options that run through June 2014. Indianapolis-based Indiana Interactive is a wholly owned subsidiary of eGovernment firm NIC (Nasdaq: EGOV).
    The new contract is based on a funding model that includes recurring fixed monthly fees for baseline services and both transaction- and project-based pricing for variable services. The initial four-year contract has a baseline value of $18 million and a potential value of $44 million through the deployment of variable services.
    "We are excited about the tremendous upside potential this contract provides and are eager to continue developing innovative solutions for the state of Indiana," said Jeff Fraser, NIC's Chief Executive Officer. "I believe that our success in Indiana will generate new growth opportunities in states that want to work with NIC but have been unable to initiate self-funded procurements as quickly as they would like. No other provider can match our capabilities or the results we deliver."
    Indiana Interactive signed its original contract with the state of Indiana in July 1995. After fulfilling the original contract term and all available extensions, the state issued a competitive bid for eGovernment portal services in February 2006.

    Second Quarter 2006 Outlook

    NIC reaffirms its second quarter 2006 guidance and expects total revenues of $17.7 - $18.1 million, portal revenues of $17.2 - $17.5 million, and software and services revenues of $0.5 - $0.6 million. The Company also anticipates operating income between $4.4 - $4.6 million and net income of $2.7 - $2.9 million.
    Full-year 2006 guidance is also unchanged. The Company expects total revenues of $66.8 - $67.7 million, portal revenues of $66.3 - $66.9 million, and software and services revenues of $0.5 - $0.8 million. The Company also expects operating income between $15.1 - $15.6 million and net income of $9.5 - $9.8 million.
    The Company will provide additional context and answer investor questions about market dynamics and performance metrics during its second quarter earnings announcement on July 27, 2006.

    About IN.gov

    www.IN.gov is the official Web portal for the state of Indiana. IN.gov's services are developed and maintained by Indiana Interactive, a wholly owned subsidiary of eGovernment firm NIC (Nasdaq: EGOV).

    About NIC

    NIC manages more eGovernment services than any provider in the world. The company helps government communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 2,200 state and local agencies that serve more than 60 million people in the United States. Additional information is available at www.nicusa.com.

    CONTACT: NIC
             Chris Neff, 435-645-8898
             cneff@nicusa.com